News Release

402 Industrial Lane

Birmingham, AL 35211

205-942-3737

Contact:	Brian White
Interim Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES FIRST QUARTER RESULTS

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Net Sales Increase 2.0% from Prior-Year First Quarter

Declares Dividend of $0.05 Per Share

BIRMINGHAM, Ala. (May 21, 2009) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the 13-week first quarter ended May 2, 2009. Net income for the first quarter increased to $2.1 million, or $0.13 per diluted share, compared with net income of $0.9 million, or $0.06 per diluted share, in the prior-year first quarter. First quarter results included a non-recurring expense reduction of $764,000 for forfeitures of stock grants and other compensation for an employee who resigned in the first quarter and a net reduction in severance costs of $228,000 for employees that were terminated in the 13-week periods ended May 2, 2009 or May 3, 2008. The total impact of these items was $992,000 ($610,000 net of taxes) compared with the prior-year first quarter.

Net sales for the fiscal 2010 13-week period ended May 2, 2009, increased 2.0% to $118.2 million from sales of $115.9 million in the year-earlier period. Comparable store sales for the quarter decreased 1.1% when compared with the 13-week period for the prior first quarter.

Commenting on the results, Clyde B. Anderson, Chairman and Chief Executive Officer, said, "Given the difficult economic environment, we’re pleased with our results for the quarter.  While comparable sales numbers were down slightly, they represented an improvement over recent quarters, and our continued focus on cost control, gross margin and inventory management delivered improved earnings."

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.05 per share. The quarterly dividend will be paid on June 18, 2009, to stockholders of record at the close of business on June 5, 2009.

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 221 stores in 21 states and the District of Columbia. The Company operates under the trade names Books-A-Million, Books & Co. and Bookland. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM.

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BAMM Announces First Quarter 2010 Results

May 21, 2009

BOOKS-A-MILLION, INC.

Unaudited Consolidated Financial Highlights

(In thousands, except per share data)

	13 Weeks Ended
	May 2, 2009	May 3, 2008
NET SALES (a)	$ 118,169	$ 115,881
Cost of sales (including warehouse, distribution and store occupancy costs)	82,892	81,558
GROSS PROFIT	35,277	34,323
Operating, selling and administrative expenses Depreciation and amortization	28,168 3,583	28,856 3,450
OPERATING INCOME Interest expense, net	3,526 177	2,017 492
INCOME BEFORE INCOME TAXES Income tax provision	3,349 1,291	1,525 619
NET INCOME	$ 2,058	$ 906

NET INCOME PER COMMON SHARE:
Basic: Net income	$ 0.13	$ 0.06
Weighted average shares outstanding	15,793	15,732
Diluted: Net income	$ 0.13	$ 0.06
Weighted average shares outstanding (b)	15,796	15,750

     (a)     The results for 13 weeks ended May 3, 2008 contain certain insignificant reclassifications necessary to conform to the presentation of the 13 weeks ended May 2, 2009.

(b)

On February 1, 2009, the Company adopted FSP EITF 03-6 with the interpretation of FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. Our unvested restricted stock awards pay dividends and therefore qualify as participating securities. The above information reflects the effect of the adoption on Earnings per Share, as if we had adopted EITF 03-6 at the beginning of the earliest period presented and the 2009 amounts have been adjusted as required by EITF 03-6-1.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation or deflation; economic conditions in general and in the Company's specific market areas including the length of time that the U.S. economy remains in the current economic recession; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet operations; and other risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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